Exhibit 10.2

CRICK ET.COM LEASE AND TRANSFER AGREEMENT

THIS AGREEMENT is made this 20th day of August 2009 ("Effective Date") between DOMAIN HOLDINGS INC. (formerly named Communicate.com  Inc.), a corporation incorporated under the laws of Alberta having an office at 375 Water Street, Suite 045, Vancouver, Canada ("Vendor"), and GLOBAL CRICKET VENTURES LIMITED a private limited company with registered address at 4th Floor, Ebene Skies, Rue de I’institut, Ebene, Mauritius (“Purchaser”).

A.           WHEREAS Vendor is the registrant of the Internet domain name <cricket.com> (the "Domain Name-) and the owner of the website located at www.cricket.com together with all associated content, copyrights, trademarks, images, text, logos, advertising and affiliate contracts, service contracts, and goodwill (the “Cricket Website”).

B.           AND WHEREAS Purchaser desires to acquire various rights and digital assets relating to the sport of cricket, including the Domain Name, the Cricket Website and the IPL rights held by Vendor's affiliate, Global Cricket Venture Pte. Ltd ("GCV").

C.           AND WHEREAS Vendor has agreed to sell to Purchaser the Domain Name and the Cricket Website as provided in this Agreement, subject to Purchaser's simultaneous execution of that certain Assignment and Assumption Agreement with GCV (the “Assignment Agreement”) pursuant to which GCV shall assign to Purchaser the IPL rights and Purchaser shall assume the liabilities associated with the IPL rights, including but not limited to the payment of $750,000 to the BCCI-IPL on behalf of GCV on or before July 15, 2000 or such later date as shall be agreed.

D.          AND WHEREAS Purchaser wishes to continue using Vendor's Cricket Website support services, as more fully set forth in section 9 of this Agreement.

NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree and covenant as follows;

1.            Grant of Lease. Subject to Purchaser's simultaneous execution of the Assignment Agreement and the terms and conditions set forth herein, Vendor hereby leases the Domain Name and the Cricket Website to Purchaser during the Term (as defined herein). Upon Vendor's receipt of Purchaser's first payment of $250,000, Purchaser shall be entitled to use the Domain Name and the Cricket Website and to receive all revenues generated by the Cricket Website during the Term.

2.            No Transfer of Leased Interest. During the Term, Purchaser may not sell, assign, sublease, license, transfer or encumber, in any way, Purchaser's leased interest in the Domain Name or the Cricket Website, without Vendor's prior written consent which shall not be unreasonably withheld.

3.          Liability for Purchaser's Content. As of the Effective Date, Purchaser shall (a) be solely responsible for the engineering, production, maintenance and monitoring of all content which is made available on the Cricket Website, and any errors, omissions or inaccuracies in the transmission or transcription of the content. and obtaining, any license for the use on the Cricket Website of any material, including applicable music rights, copyrights, and any other intellectual property; (b) secure, at its sole cost and expense, and pay for any copying, duplication, recording or other rights licenses that are necessary for the use of content of the Cricket Website, (c) not exhibit any content or provide any service on the Cricket Website that is contrary to applicable law; (d) not establish links from the Cricket Website or conduct cross promotions with any internet site which uses or exhibits any gambling, pornographic or obscene content or uses or exhibits any other content or provides any other services that would contravene applicable law.

4.            Indemnity of Vendor. Purchaser shall defend, indemnify and hold Vendor harmless against any claims, actions, expenses, costs, losses or damages (including reasonable legal fees) brought against or suffered by Vendor as a result orally use by Purchaser of' the Domain Name or the Cricket Website or any breach of this Agreement. This paragraph shall survive the expiration or termination of this Agreement.

5.            Property of Vendor. During the Tern the Domain Name and the Cricket Website shall remain the property of Vendor and Purchaser shall have no rights therein and shall take no action inconsistent with Vendor's ownership or challenge the validity thereof, except that Purchaser shall have absolute right to take over the Domain Name and Cricket Website upon making all payments required under the terms of this agreement, and Vendor shall take all steps necessary or desirable in relation thereto pursuant to section 12 hereof.

6.           No Contest. During the Term, Purchaser shall not contest or dispute that Vendor is the rightful Domain Name owner and shall not claim any title to or right to use the Domain Name or any variation thereof other than the right to use and to purchase the Domain Name under this Agreement.

7.           Domain Nome Enforcement. If, during the Term, Purchaser learns of any infringement or imitation of the Domain Name or of any use by any unauthorized person, Purchaser shall promptly notify Vendor. Vendor shall then take such action, or no action, as it, in its sole discretion, deems advisable for the protection of the Domain Name and Purchaser shall cooperate with Vendor in all respects. If Vendor deems it inadvisable to take action, Purchaser may then take such action at its own expense and Vendor shall render all reasonable assistance to Purchaser in connection therewith.

8.           Purchase Price. Purchaser will pay to Vendor, during the Term, the total amount of US $1,000,000 (the "Purchase Price") as follows:

(a) $250,000 (Two Hundred Fifty Thousand US Dollars) payable within 2 banking days of execution of this agreement (the "Closing Date”), and

(b)
commencing on the first (1st) quarterly anniversary of the Closing Date, $250,000 per quarter for three (3) consecutive quarters, with each payment to he made on or before the quarterly anniversary of the Closing Date.

All payments under this Agreement shall be payable to Domain Holdings Inc., in US dollars, via wire transfer using the following instructions:

Company Name:                                  Domain Holdings Inc.
Company Address:                             375 Water Street. Suite 645
                   Vancouver, BC Canada V6B 5C6

BENEFICIARY BANK:                       *

TRANSIT AND ACCOUNT NO.:     *

SWIFT BIC ADDRESS:                      *
________________
* This information has been omitted and is being filed separately with the Securities and Exchange Commission.

9.          Interim Support Services.  In order to facilitate the transition of the Cricket Website to Purchaser, Vendor will provide Purchaser with interim support services (“Support Services”) for the Cricket Website for a period or six (6) months from the Closing Date, or  for  a lesser period if both parties mutually agree in writing (the "Transition Period"). Purchaser will pay Vendor the Expenses (defined below) relating to such Support Services as set forth  in paragraph 10.

10.        Expenses Related to Support Services. In addition to the Purchase Price, from and after the Closing Date Purchaser will pay to Vendor all reasonable costs and expenses (the "Expenses") associated with providing the Support Services for the Cricket Website. The expenses  include, but are not limited to, the following: (i) the direct costs incurred by Vendor for the maintenance of the Cricket Website (e.g. hosting and other technology fees, payment for data powering the live scoring feed, e-mail or other marketing activities, contracting design activities) as agreed by both parties, (ii) an allocation for rent and other overhead incurred by Vendor in the amount of $2,500 per month, (iii) the costs (such as the salaries, bonuses,  benefits, employment-related taxes; and reasonable business expenses) for the following employees of Vendor: Mark Melville and Brian Collins (the “Consultants”), and (iv) Vendor's severance costs for the remaining members of the team currently working on the Cricket Website, except that Purchaser's liability such severance shall not exceed the total sum or $60,000. During the Transition Period, so long as the Consultants continue to be employed by Vendor, the Consultants will provide Support Services to Purchaser for as long as Purchaser chooses, provided, however, that the basic duties and responsibilities of the Consultants as they relate to providing Support Services for the Cricket Website will not be materially changed without their consent and provided that Purchaser will give Vendor fifteen (15) days written notice  in the event Purchaser desires not to continue receiving Support Services from a Consultant. Purchaser will be solely responsible for the payment of the salaries, bonuses, benefits, employment-related taxes and reasonable business expenses of the Consultants providing Support Services to Purchaser. Vendor will invoke Purchaser on a monthly basis for the Expenses and all Expenses must be paid via wire transfer within ten (10) calendar days of the invoice date.

11.           Employment of Melville.  It is the intent of Purchaser up enter into an employment contract directly with Mark Melville on or before the end of the Transition Period. In the event that Purchaser does not enter into an employment contract with Mr. Melville on or before the end of the Transition Period Purchaser will be responsible for the severance costs ("Severance Costs") associated with the termination without cause of Mr. Melville and will honour the terms of his existing employment contract with Vendor's parent company, Live Current Media Inc., in that regard. Such Severance Costs shall be due no later than 10 days after the end of the Transition Period. Notwithstanding this paragraph, Purchaser shall have no liability for the special bonuses to Mr. Melville under his existing employment contract.

12.           Purchase of Domain Name and Cricket Website. Promptly upon receipt of the total Purchase Price of US$ 1 Million as described in section 8 hereof and of all. Expenses as described in section 10 hereof, Vendor will assign to Purchaser all rights, title and interest in (a) the Cricket Website, the Domain Name and the registration thereof, (b) all trademarks, service marks and logos, if any, that incorporate the term cricket.com (the "Marks”), and (c) the goodwill associated with the Cricket Website, the Domain Name and Marks, if any Vendor will effect the transfer of the Domain Name by submitting to the Registrar the electronic forms necessary to generate the code or other information required to permit Purchaser to he registered as the registrant of the Domain Name. Vendor and Purchaser agree to take all other steps necessary to transfer the registration of the Domain Name to Purchaser and to cooperate with the Registrar in order to effect such transfer Including the requirement that Vendor change all administrative contact information as instructed k Purchaser.

13.           Late Payments.  If Purchaser fails to pay any amount due under this Agreement, including any of the Expenses set forth in section 10 hereof or the Severance Costs set forth in section 11 hereof, by the applicable due date, Purchaser shall be allowed up to sixty (60) calendar days to cure, following service of a notice or demand for payment by Vendor. Regardless of when the notice or demand for payment is served by Vendor, it shall not be deemed effective until the payment at issue is in arrears by at least ten (10) calendar days. Failure to make payment on or before the expiry of the cure period shall be deemed a material breach of this Agreement entitling Vendor to immediately terminate this Agreement.  In addition, Vendor shall be entitled but not obliged to charge Purchaser interest or the overdue amount from the due date up to the date of actual payment at the rate of 6% per annum, and such interest charge shall not be deemed a waiver of any of the Vendor's other rights hereunder, including the right to terminate for nonpayment. Time shall be of the essence with respect to all payments due under this Agreement. All payments are irrevocable and non-refundable.

14.           Vendor Representations and Warranties.  Vendor represents and warrants that:

(a)  Vendor is the sole registrant of the Domain Name and Vendor has all necessary authority and right to enter into this Agreement and perform its obligations hereunder and, in particular, to lease and subsequently transfer all title and ownership of the Domain Name and associated Marks to Purchaser as provided in this Agreement, free and clear of all liens, charges, encumbrances and security interests of any third party;

(b)  there is no contract, option or any other right of any person binding upon Vendor to sell, transfer, assign, license or otherwise dispose of or encumber the Domain Name other than pursuant to the provisions of this Agreement; and

(c)  to the best of Vendor's knowledge, the use of the Domain Name by Vendor does not infringe or otherwise violate any rights of any other person and Vendor has not received any claims or allegations of infringement arising from the Domain Name or the use thereof.

15.           Purchaser Representations and Warranties.  Purchaser represents and warrants that:

(a)  it is a company in good standing under the laws of the jurisdiction of its incorporation;

(b)  it has all necessary power and authority to enter into this Agreement and perform its obligations hereunder; and

(c)  it is not resident in Canada for purposes of the Excise Tax Act, and if during the Term Purchaser is deemed a resident in Canada for purposes of the Excise Tax Act, Purchaser will pay GST on the Fees and Purchase Price as applicable.

16.           Term.  Subject to paragraph 17, the term of the lease arrangements hereunder (the "Term") shall commence on the Effective Date and shall terminate upon the earliest of Purchaser's full payment of the Purchase Price and all Severance Costs and Expenses or eighteen (18) calendar months from the Effective Date.

17.           Termination by Vendor.  Vendor may terminate this Agreement, at its sole discretion, if:

(a)  Purchaser fails to timely make any of the payments pursuant to paragraph 13, in full, that are due under this Agreement including Expenses and Severance Costs; or

(b)  Purchaser materially breaches this Agreement with respect to non-payment related terms and fails to cure such breach on or before the tenth (10th) business day after Vendor has given notice in writing to Purchaser specifying such breach.

18.           Indemnity of Purchaser.  The Vendor hereby agrees to indemnify and hold harmless the Purchaser from and against any claims, cost, liabilities or proceedings that any Consultant may have incurred or may take to the course of his employment and in relation to the period of his employment with Vendor or its parent, Live Current Media Inc., or that may be brought against the Consultant or the Purchaser in respect or the same. This paragraph shall survive the expiration or termination of this Agreement.

19.           Notice.   Any notice or other communication ("Notice") required or permitted be given under this Agreement shall be deemed given when sent to the parties as follows:

(a)           If to Purchaser: By courier sent to:

The Directors
Global Cricket Ventures Limited
4th Floor
Ebene Skies
Rue de l'Institut
Ebene, Mauritius

And a copy sent via facsimile to + 230 404 2188

(b)           If to Vendor: By courier sent to:

Live Current Media, Inc.
Attn: Chief Executive Officer
375 Water Street, Suite 645
Vancouver, BC V6B 5C6

And a copy sent via email to all of the fallowing email addresses:

hampson.geoff@gmail.com
amy@livecurrent.com
chantal@livecurrent.com

and a copy sent via facsimile to (604) 453-4871.

20.           Currency.  All dollar amounts in this Agreement are stated and payable in U.S. dollars.

21.           Fees and Taxes.  Purchaser and Vendor shall each he responsible for payment of their own fees, costs and expenses incurred in connection with the lease and transfer of the Domain Name. Purchaser shall pay any taxes relating to this Agreement for which it may be responsible, including but not limited to any sales or withholding taxes, without deduction from the amounts payable to Vendor.

22.           Further Assurances.  The parties hereto will execute and deliver such further and other documents and do all such other things and acts as will be necessary or proper to carry out the purpose and intent of this Agreement.

23.           Governing Law and Jurisdiction.  This Agreement shall he governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The courts of British Columbia sitting in the City of Vancouver will have exclusive jurisdiction over this Agreement, including its enforcement and any dispute regarding its interpretation and application, and the parties hereby irrevocably submit to the jurisdiction of those courts for those purposes.

24.           Successors and Assignor.  This Agreement shall enure to the benefit of and be binding on the parties and their respective successors and assigns.

25.           Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, whether oral or written, between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended, except in a writing signed by both parties.

26.           Non-Waiver.  The failure of either party to this Agreement at any time to require performance by the other party o f any provision hereof will in no way affect the full right to require such performance at any time thereafter.

27.           Severability.  If any provision of this Agreement is declared void, illegal, invalid or unenforceable in whole or in part, such provision shall be severable from all other provisions herein and will nor affect or impair the validity or enforceability of any other provision of this Agreement.

28.           Relationship of the Parties.  The relationship existing between the parties hereto is that of independent contractors for the specific purposes, objectives and advantages described and set forth herein. This Agreement shall not constitute or be deemed to constitute either of the parties hereto as partner, employer, employees agent, legal representative or otherwise of the other party and nothing contained in or relating to this agreement shall give any party the right or authority to bind the other party hereto legally or equitably.

29.           Construction.  The Parties acknowledge that this Agreement was negotiated between them and shall not be construed against either party on the grounds of authorship.

30.           Headings.  Paragraph headings contained in this Agreement are solely for the purpose of aiding speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement.

31.           Counterparts and Delivery.  This Agreement may be executed by the parties hereto in counterparts, each of which when so executed and delivered shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may delivered by facsimile or other electronic transmission, and any facsimile or scanned signatures will be deemed to be originals.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the date first written above.

DOMAIN HOLDINGS INC.	GLOBAL CRICKET VENTURES LIMETED

/s/ C. Geoffrey Hampson	/s/ S. Sivaramen
By: C. Geoffrey Hampson	By: S. Sivaramen
Its: CEO	Its: Director